NEWS RELEASE
THE LACLEDE GROUP
720 Olive Street, St. Louis, MO 63101

CONTACT: Robert N. Arrol
(314) 342-0654

FOR IMMEDIATE RELEASE

The Laclede Group Hosts Annual Shareholder Meeting
Directors re-elected/dividend declared

ST. LOUIS, MO — January 29, 2009 – Today Douglas H. Yaeger, Chairman, President and CEO of The Laclede Group (NYSE: LG) presented an overview of 2008, which was the sixth straight year of record earnings for the Company, during its annual shareholder meeting at the Renaissance St. Louis Grand Hotel.

“The results of our business units indicate the strength of your Company’s ongoing operations and the stability of the foundation on which we will construct continued growth,” said Yaeger. In addition, Yaeger highlighted a very strong start to fiscal 2009, which featured a $.45 per share year-over-year earnings increase for the first quarter.

During the meeting, shareholders re-elected three directors: Arnold W. Donald, retired President and CEO for the Juvenile Diabetes Research Foundation International; Anthony V. Leness, retired Managing Director for Merrill Lynch & Co., Inc.; and William E. Nasser, retired Chairman of the Board, CEO and President for Petrolite Corporation. The nominees were each elected to a three-year term.

Shareholders also approved an amendment to the Restricted Stock Plan for Non-Employee Directors, increasing the number of shares of common stock available to be used under the plan from 50,000 to 150,000.  The amendment also extended the expiration date of the plan from November 1, 2012 to November 1, 2017.  Additionally, the appointment of Deloitte & Touche LLP as the independent registered public accountant for the Company for its fiscal year 2009 was ratified.

At its Board meeting today, the Board of Directors of The Laclede Group declared a quarterly dividend of 38 ½ cents per share on its $1 par common stock. The dividend will be payable on April 1, 2009 to shareholders of record on March 11, 2009. In addition, the Board of Directors of Laclede Gas Company declared a quarterly dividend of 31¼ cents per share on its preferred stock, series B, and a quarterly dividend of 28 ½ cents per share on its preferred stock, series C, both payable on March 31, 2009 to shareholders of record on March 11, 2009.

The Company also announced that all of the outstanding shares of Laclede Gas Company’s preferred stock series B and series C will be redeemed on March 31, 2009, at a redemption price of $25 per share.  The redemption price is in addition to the declared dividend that will be paid on the shares.

The Laclede Group is a holding company with regulated and non-regulated businesses operated through two primary subsidiaries:  Laclede Gas Company, Missouri’s largest natural gas distribution utility and Laclede Energy Resources, Inc., a non-regulated gas marketing and management service company. The Laclede Group remains committed to providing reliable natural gas service while developing non-regulated activities that present opportunities for sustainable growth.
# # #